Exhibit 77Q(2) for 11/30/2007 Annual Forms N-SAR

Macquarie/First Trust Global Infrastructure/Utilities
Dividend & Income Fund

Due to administrative error, late Form 3s were filed on behalf of Douglas Holthaus, Ketei Marakool and Kristi Maher on July 19, 2007, March 19, 2007 and January 3, 2007,
respectively. Douglas Holthaus became an officer of the Registrant's investment sub-advisor on June 25, 2007.
Ketei Marakool became and officer of the Registrant's investment sub-advisor on February 2, 2007. Kristi Maher became Assistant Secretary to the Registrant on June 7,
2004.